Exhibit 99.1

NYSE American: UEC

Uranium Energy Corp Announces Appointment of Vice President, Government Affairs

Corpus Christi, TX, May 28, 2026 – Uranium Energy Corp (NYSE American: UEC, the "Company" or "UEC") is pleased to announce the appointment of Bradley Williams as Vice President of Government Affairs. The addition of Mr. Williams supports UEC's vision of establishing the Company as the U.S. leader at the front-end of the nuclear fuel cycle and deepens its presence in Washington, D.C.

Amir Adnani, President and CEO, stated:

“We are delighted to welcome Brad to the UEC team at a time of transformational growth for the Company. Nuclear energy is increasingly recognized as a critical pillar of the Administration’s energy and national security agenda. We are proud to be positioned at the center of that effort.”

“As we continue to advance our vision of becoming the American national champion at the front-end of the nuclear fuel cycle, we recognize that these ambitions require a strong and sustained presence in Washington, including effective engagement with both the Administration and Congress.”

“Brad is uniquely suited to help lead this effort. We are confident he will strengthen our government engagement and advance our strategic priorities.”

Mr. Williams brings 18 years of nuclear technology and energy policy experience spanning the Department of Energy, National Labs and the United States Congress. Most recently, he served as a senior policy advisor and lead for energy policy and strategic analysis at the Idaho National Laboratory where he significantly contributed to advancing domestic nuclear energy policy, including by leading the development of the U.S. Department of Energy’s nuclear fuel cycle and waste management strategy.

Mr. Williams began his Senate tenure in 2020, after being selected as the American Nuclear Society’s Glenn T. Seaborg Congressional Science and Engineering Fellow, where he supported then Chairman John Barrasso (R-WY) on the Senate Environment and Public Works Committee. He then moved to the Senate Energy and Natural Resources Committee, as a detailee from Idaho National Laboratory, where he oversaw the Committee’s nuclear energy and science policy portfolios for Ranking Member Barrasso. During his four years in the Senate, he played a central role in developing and advancing landmark nuclear legislation, including the ADVANCE Act, the Prohibiting Russian Uranium Act and the related Nuclear Fuel Security Act, to expand America’s mining, conversion and enrichment capacity.

Before joining Idaho National Laboratory, Mr. Williams spent 12 years with the U.S. Department of Energy’s Office of Nuclear Energy, culminating as senior advisor to the Assistant Secretary for Nuclear Energy where he developed the Office of Nuclear Energy’s strategic plan, spearheaded efforts to prevent the premature retirement of nuclear power plants and formulated the Gateway for Accelerated Innovation in Nuclear program, among other key initiatives. Earlier in his career at the Department, Mr. Williams stewarded efforts to establish the Accident Tolerant Fuels program and optimize the Nuclear Energy University Programs. He also spent time as the Acting Assistant Manager for Research and Development at the Department of Energy’s Idaho Operations Office.

About Uranium Energy Corp

Uranium Energy Corp is America’s largest and fastest growing uranium company. The Company controls the largest uranium resource base and the most licensed production capacity in the United States, totaling approximately 12 million pounds per year across its Wyoming and South Texas platforms. In Canada, the Company controls one of the most extensive land and resource portfolios in the Athabasca Basin, anchored by the Roughrider Project in Saskatchewan. Through its wholly owned subsidiary, United States Uranium Refining & Conversion Corp, UEC is pursuing domestic refining and conversion capabilities to further strengthen the U.S. nuclear fuel supply chain. UEC maintains a 100% unhedged uranium strategy, providing full exposure to uranium market fundamentals. The Company is managed by professionals with decades of experience across uranium exploration, development, production, and fuel cycle infrastructure.

Contact Uranium Energy Corp Investor Relations at:

Toll Free: (866) 748-1030

Fax: (361) 888-5041

E-mail: info@uraniumenergy.com

Stock Exchange Information:

NYSE American: UEC

WKN: AØJDRR

ISN: US916896103

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, statements regarding: the Company's business plans and strategic priorities. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to differ materially. These risks and uncertainties may include, among others: proposed exploration and development activities may not produce anticipated results; variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of necessary capital, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations; any deterioration in political support for nuclear energy or uranium mining; changes in government regulations and policies; changes in demand for nuclear power; any failure to obtain necessary permits and approvals from government authorities; weather and other natural phenomena; and the other risk factors set forth in the Company’s most recent annual report on Form 10-K and its other filings with the Securities and Exchange Commission, available under its profile at www.sec.gov. Many of these factors are beyond the Company’s ability to control or predict. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. Any forward-looking statement speaks only as of the date on which its made and the Company does not undertake any obligation to release publicly revisions to any forward-looking statement, to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued forward-looking statement constitutes a reaffirmation of that statement.